Exhibit 10.61

VeriTeQ Corporation

220 Congress Park Drive, Suite 200

Delray Beach, FL 33445 - U.S.A

LETTER AGREEMENT

Background:

Effective March 1, 2013, Signature Industries Limited, or SIL, a 98.5%-owned subsidiary of VeriTeQ Corporation, or VC, formerly known as Digital Angel Corporation, entered into that Business Purchase Agreement (the “BPA”) with Digital Angel Radio Communications Limited, or DARCL, a wholly-owned subsidiary of VC. In connection with the BPA, VC ( under its previous named Digital Angel Corporation ) and Michael Roy Cook, John Joseph Grant and Yee Ping Lawrence, collectively the “Buyers,” entered into a Share Purchase Agreement (the”SPA”).

Terms of Amendment:

Now and for the consideration outlined below, VC and DARCL agree to amend the terms of the SPA as follows:

1)	The Buyers shall procure that DARCL will wire £62,000 to VC’s bank account at CitiBank N.A. for receipt on our before January 31, 2014;
2)	The receipt of the £62,000 will represent full and final settlement of the Deferred Sum ( as defined in clause 4.1.5 of the SPA ) no additional payments shall be due and payable to VC by the Buyers;
3)	Any and all of the other provisions (including, without limitation, the indemnities)agreed between VC , and/or the Buyers under the SPA and any related documents will remain in full force and effect.

Agreed to by the Buyers:	Agreed to VeriTeQ Corporation

/s/ Michael Roy Cook 1/30/14	/s/ Scott R. Silverman
Michael Roy Cook Dated	Scott R. Silverman, CEO

/s/ John Joseph Grant 1/30/14	Dated:1/30/14
John Joseph Grant Dated

/s/ Yee Ping Lawrence 1/30/14
Yee Ping Lawrence Dated